Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact:	Company Contact:
Claire McAdams	James Moniz, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6145, 408.521.9370 fax
email: claire@headgatepartners.com	email: jmoniz@nanometrics.com

Nanometrics Announces Public Offering of Common Stock

MILPITAS, Calif., December 16, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing and packaging of semiconductors, solar photovoltaics and high-brightness LEDs, today announced that it intends to offer shares of common stock in an underwritten public offering. Vincent Coates, the Company’s founder, also intends to offer shares of common stock in the offering.

Piper Jaffray & Co. is acting as the sole book running manager of the offering. Oppenheimer & Co. and RBC Capital Markets are the co-managers of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on November 18, 2009. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, shares of common stock. Furthermore, Nanometrics will not sell any of the common stock and has been advised by Piper Jaffray that its underwriter and its affiliates will not sell any of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, advanced wafer-scale packaging, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control, topography, and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process, from front end of line substrate manufacturing through die preparation for advanced packaging. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is www.nanometrics.com.

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